AMENDMENT NO. 2 TO OFFER OF EMPLOYMENT LETTER

This Amendment No. 2 (“Amendment No. 2”) to Offer of Employment Letter by and between Delta Three Israel, Ltd. (the “Company”) and Yochai Ozeri (“Employee”), dated as of July 19, 2007 (the “Offer of Employment Letter”), as amended by Amendment No. 1 to Offer of Employment Letter, dated as of October 17, 2010 (“Amendment No. 1”, and together with the Offer of Employment Letter, the “Agreement”), is dated as of November 29, 2011.

Recitals:

WHEREAS, the Company and Employee entered into the Offer of Employment Letter, as amended by Amendment No. 1, and now wish to enter into this Amendment No. 2 to Offer of Employment Letter (“Amendment No. 2”) to further amend the Agreement as set forth below;

NOW, THEREFORE, in consideration of the foregoing recital and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. The second paragraph on page 1 of the Offer of Employment Letter is hereby deleted and replaced in its entirety with the following:

“Effective as of January 13, 2012, you will be employed in the positions of Director of Finance and Treasurer of Delta Three Israel and deltathree, Inc. (“deltathree”, and together with Delta Three Israel, the “Company”), reporting to the Chief Executive Officer and President of the Company and available to respond to questions and inquiries of the Board of Directors of deltathree.

The duties and responsibilities of Director of Finance and Treasurer of the Company include, but are not limited to, the following:

•	Supervising the other members of the Finance Department;
•	Maintaining the Company’s books and records in accordance with U.S. and Israeli GAAP (as applicable);
•	Preparing monthly, quarterly and annual financial reports and assisting in the preparation of the Forms 10-Q and Forms 10-K filed by the Company with the SEC, and signing the Forms 10-Q and Forms 10-K and accompanying certifications as the principal financial officer and principal accounting officer of the Company;
•	Managing the Company’s monthly cash flow and arranging for payment of invoices;
•	Monitoring and supervising the Company’s compliance with the Sarbanes-Oxley Act;
•	Assuming responsibility for all credit and banking relationships and activities;
•	Arranging for insurance for the Company; and
•	Consulting and advising the Company’s officers and directors on a range of issues related to finance (including financial controls, accounting, financial analysis and capital management), strategy, risk management, compliance/regulatory issues, acquisitions, and outside investment.

You are expected to carry out and fulfill these duties and responsibilities in addition to your current duties and responsibilities.”

2. Item #1 on pages 1 and 2 of Amendment No. 1 is hereby deleted in its entirety and replaced with the following:

“Effective as of December 1, 2011, you will be eligible to receive monthly compensation according to the table below. Payments will be made every month, starting on or before the ninth of the month following the commencement of your employment. You acknowledge that your monthly compensation stated below includes remuneration for all allowances and benefits required by law, by extension of the law, or any collective bargaining agreements (with the sole exception of travel allowances and meal allowances, also described below), as follows:

Type of Payment	Sum
Base Salary	27,000 NIS
Travel Allowance	Equal to intercity bus fare (“chofshi-chodshi”) (up to a maximum currently set at 510 NIS).
Meals	Up to a maximum currently set at 14 NIS per meal, plus income tax, as appropriate for the portion subsidized by the Company.
Dmei Havra’a	One-twelfth (1/12) of the annual payment due included in the gross monthly salary offered above, as this amount may be adjusted from time to time.

You are eligible to continue to lease a car through the Company according to the rates, policies and procedures of the Company. Please note that if you wish to continue to lease a car (i) your Base Salary will be reduced by the amount of your monthly car lease price, (ii) you will pay tax and Bituach Leumi on the reduced Base Salary and (iii) all salary-related benefits (such as Manager's Insurance, severance pay and Keren Hishtalmut) will be calculated based upon the reduced Base Salary. You will pay the tax applicable to the lease of your car as required by the law, which will be automatically deducted from your monthly paycheck. For example, if your Base Salary (as indicated in the table above) is 27,000 NIS and the car lease cost is 2,300 NIS per month, your reduced monthly Base Salary will be 24,700 NIS. Please note that if you continue to lease a car through the Company, you will not be eligible to receive the Travel Allowance described in the table above.

You are expected to work a five-day week, Sunday through Thursday inclusive, from 9:00-18:00. In calculating the Base Salary, it is understood that you will be involved in duties which require your special personal care and loyalty, and therefore the provisions of the Work Hours and Rest Law, 1951, or any law that may be enacted in its place, will not apply to you. You will not be entitled to remuneration according to the Work Hours and Rest Law and acknowledge that your Base Salary has already been increased to include within it all payments which are paid to an employee who is paid in accordance with the directives of the Work Hours and Rest Law. You are expected to work those days and hours necessary for the proper performance of your duties.”

3. Except as expressly provided in this Amendment #2, all of the terms and conditions of the Offer of Employment Letter remain unchanged, and the terms and conditions of the Offer of Employment Letter as amended hereby remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 2 as of the date first set forth above.

DELTA THREE ISRAEL, LTD.

By:	/s/ Effi Baruch
Name: Effi Baruch
Title: Chief Executive Officer and President

/s/ Yochai Ozeri
Yochai Ozeri